EXHIBIT 23.03
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Registration Statement on Form F-4 of Promotora de Informaciones, S.A. of: (i) our report dated February 24, 2010, with respect to the audit of the balance sheets of Liberty Acquisition Holdings Corp. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008, and the periods from June 27, 2007 (date of inception) to December 31, 2007 and from June 27, 2007 (date of inception) to December 31, 2009, which appears in the Annual Report on Form 10-K of Liberty Acquisition Holdings Corp. for the years ended December 31, 2009 and 2008; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.
/s/  Rothstein, Kass & Company, P.C.

Roseland, NJ
May 7, 2010